Exhibit 99.1

20 S. Wacker Drive, Chicago, IL 60606-7499 www.cme.com
Media Contacts
Anita Liskey, 312.466.4613
William Parke, 312.930.3467
news@cme.com

Investor Contact
John Peschier, 312.930.8491
CME-E

FOR IMMEDIATE RELEASE

Chicago Mercantile Exchange Holdings Inc. Reports Record Revenues and Profits; Net Income Grew 33 percent in Second-Quarter 2006

•	Earnings per share rose 32 percent to $3.12

•	Quarterly volume records reached in all product lines

CHICAGO, July 25, 2006 – Chicago Mercantile Exchange Holdings Inc. (NYSE, NASDAQ: CME) today reported a 23 percent increase in net revenues to a record $295 million and a 33 percent increase in net income for second-quarter 2006 compared with second-quarter 2005. Income before income taxes was up 32 percent to $180 million. Diluted earnings per share rose 32 percent to $3.12 from $2.36.

Average daily volume was a record 5.7 million contracts for second-quarter 2006, a 31 percent increase from second-quarter 2005. Trading on the CME® Globex® electronic trading platform grew 29 percent to 4.0 million contracts per day in second-quarter 2006 from 3.1 million per day in second-quarter 2005. Electronic volume represented 70 percent of total CME volume in the quarter. In June, CME volume was a record 6.4 million contracts per day, up 51 percent from June 2005, and electronic volume rose 46 percent to a record 4.4 million contracts per day compared with June 2005.

“CME finished a record quarter with unprecedented volumes across all product lines, particularly in June where volume increased 51 percent,” said CME Chairman Terry Duffy. “During times of geopolitical uncertainty and heightened volatility, the business of managing risk becomes even more important for our users around the globe. We implemented several important technology enhancements last quarter that significantly improved transaction speed and expanded our capacity to handle record volume levels efficiently.”

“Great execution in our core businesses led to record volumes, revenues, and earnings,” said CME Chief Executive Officer Craig Donohue. “We also continue to expand our business beyond our traditional offerings. During the second quarter, we launched trade matching services for NYMEX energy futures on CME Globex; we created FXMarketSpace, a joint venture with Reuters, which will be the world’s first centrally cleared global foreign exchange marketplace; and in early July we announced our acquisition of Swapstream, a leading multilateral trading platform for OTC interest rate swaps.”

All references to volume and rate per contract information in the text of this document exclude our non-traditional TRAKRS® products, for which CME receives significantly lower clearing fees than other CME products, and CME Auction Markets™ products.

- more -

CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Clearing and transaction fees increased 25 percent to $229 million, up from $183 million for second-quarter 2005. Record quarterly average daily volume across all product lines fueled this growth. CME posted a 34 percent increase in CME E-mini® product volume, to a record 1.7 million contracts per day. In addition, CME interest rate volume increased 26 percent compared with the same quarter a year ago, averaging a record 3.3 million contracts per day; CME FX products increased 42 percent, averaging a record 471,000 contracts per day; CME equity standard products grew 47 percent, averaging a record 173,000 contracts per day; and CME commodity products increased 53 percent, averaging a record 81,000 contracts per day.

Revenue from processing services rose 7 percent to $20 million and quotation data fees were up 16 percent to $21 million.

Total expenses increased 12 percent to $115 million, driven by higher license fees and ongoing investments in technology. In 2006, the company expects annual overall expense growth in the high end of its previously stated 12 to 13 percent range, following its acquisition of Swapstream.

Capital expenditures, including capitalized software development costs, were $23 million in second-quarter 2006. For the full year of 2006, the company continues to expect total capital expenditures to range from $90 to $100 million.

Second-quarter income before income taxes was $180 million, an increase of 32 percent from $136 million for the year-ago period. The company’s record operating margin, defined as income before income taxes expressed as a percentage of net revenues, was 61 percent, compared with 57 percent for the same period last year.

CME’s working capital increased by approximately $101 million during the second quarter, to more than $1.1 billion at June 30, 2006.

Six-Month Results

Average daily volume was 5.3 million contracts for the first half of 2006, up 28 percent from 4.2 million contracts in the same time period in 2005. Volume on the CME Globex electronic platform increased 30 percent year over year, to an average of 3.7 million contracts per day.

For the first six months of 2006, net revenues increased 23 percent to $559 million from $453 million for the first half of 2005. Clearing and transaction fees improved 25 percent to $429 million from $343 million a year ago, benefiting from higher trading volume. Processing services increased 8 percent, to $38 million from $36 million a year ago.

Total operating expenses were $228 million for the first half of 2006, an increase of 15 percent from $199 million for the comparable period in 2005.

Capital expenditures and capitalized software development costs were $40 million for the first six months of 2006.

Income before taxes was $330 million for the first half of 2006, up 30 percent versus the same period a year ago. The operating margin was 59 percent for the first six months of 2006, compared with 56 percent for the year-earlier period.

The company reported record net income of $201 million, or $5.73 per diluted share, for the first six months of this year, compared with $153 million, or $4.41 per diluted share, for the first half of 2005.

- more -

CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

CME will hold a conference call to discuss second-quarter results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME’s Web site at www.cme.com. An archived recording will be available for up to two months after the call.

Chicago Mercantile Exchange Holdings Inc. became the first publicly traded U.S. financial exchange on Dec. 6, 2002. The company was added to the Russell 1000® Index on July 1, 2003. It is the parent company of Chicago Mercantile Exchange Inc. (www.cme.com), the largest and most diverse financial exchange in the world. As an international marketplace, CME brings together buyers and sellers on its CME Globex electronic trading platform and on its trading floors. CME offers futures and options on futures primarily in interest rates, equities, foreign exchange and commodities. The exchange managed $47.2 billion in collateral deposits at June 30, 2006, including $4.6 billion in deposits for non-CME products.

Chicago Mercantile Exchange, CME and Globex are registered trademarks of Chicago Mercantile Exchange Inc. E-mini is a trademark of CME. TRAKRS, Total Return Asset Contracts and other trade names, service marks, trademarks and registered trademarks that are not proprietary to Chicago Mercantile Exchange Inc. are the property of their respective owners, and are used herein under license. Further information about CME and its products is available on the CME Web site at www.cme.com.

Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: increasing competition by foreign and domestic competitors, including new entrants into our markets; our ability to keep pace with rapid technological developments, including our ability to complete the development and implementation of the enhanced functionality required by our customers; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to continue to realize the benefits of our transaction processing services provided to third parties; our ability to maintain existing customers and attract new ones; our ability to expand and offer our products in foreign jurisdictions; changes in domestic and foreign regulations; changes in government policy, including policies relating to common or directed clearing; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risk of our clearing firms; changes in price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and commodities markets; economic, political and market conditions; our ability to accommodate increases in trading volume without failure or degradation of performance of our systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax on futures and options on futures transactions; and seasonality of the derivatives business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q, which is available in the Investor Information section of the CME Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

- more -

CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands)

	Jun. 30, 2006	Dec. 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$782,145	$610,891
Collateral from securities lending	1,487,274	2,160,893
Marketable securities, including pledged securities	256,237	292,862
Accounts receivable, net of allowance	128,687	84,974
Other current assets	48,174	41,675
Cash performance bonds and security deposits	537,613	592,127

Total current assets	3,240,130	3,783,422
Property, net of accumulated depreciation and amortization	157,824	153,329
Other assets	54,210	32,643

TOTAL ASSETS	$3,452,164	$3,969,394

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$23,363	$23,553
Payable under securities lending agreements	1,487,274	2,160,893
Other current liabilities	65,919	53,354
Cash performance bonds and security deposits	537,613	592,127

Total current liabilities	2,114,169	2,829,927
Other liabilities	26,153	20,783

Total liabilities	2,140,322	2,850,710
Shareholders’ Equity	1,311,842	1,118,684

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,452,164	$3,969,394

- more -

CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
REVENUES
Clearing and transaction fees	$228,519	$182,568	$429,316	$343,414
Processing services	20,184	18,779	38,309	35,575
Quotation data fees	20,579	17,783	40,679	35,560
Access fees	4,875	4,754	9,753	9,486
Communication fees	2,173	2,226	4,399	4,592
Investment income	12,726	6,883	24,135	12,359
Securities lending interest income	23,360	13,580	51,096	23,823
Other	5,660	5,613	10,862	11,283

TOTAL REVENUES	318,076	252,186	608,549	476,092
Securities lending interest expense	(22,769)	(13,065)	(49,866)	(22,781)

NET REVENUES	295,307	239,121	558,683	453,311

EXPENSES
Compensation and benefits	48,055	44,967	97,892	88,896
Communications	7,945	7,292	15,793	14,120
Technology maintenance	7,656	7,042	14,918	13,279
Professional fees and outside services	9,622	6,596	17,753	12,141
Depreciation and amortization	17,596	16,071	34,983	30,862
Occupancy	7,223	7,179	14,471	14,049
Licensing and other fee agreements	6,929	4,230	12,861	8,197
Marketing, advertising and public relations	3,987	3,312	7,083	5,550
Other	6,400	6,228	12,534	11,871

TOTAL EXPENSES	115,413	102,917	228,288	198,965

Income before income taxes	179,894	136,204	330,395	254,346
Income tax provision	(70,361)	(53,978)	(129,449)	(101,235)

NET INCOME	$109,533	$82,226	$200,946	$153,111

EARNINGS PER SHARE:
Basic	$3.16	$2.40	$5.81	$4.48

Diluted	$3.12	$2.36	$5.73	$4.41

Weighted average number of common shares:
Basic	34,639	34,251	34,610	34,208
Diluted	35,096	34,772	35,070	34,745

- more -

CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

	2Q 2005	3Q 2005	4Q 2005	1Q 2006	2Q 2006
Trading Days	64	64	63	62	63

Average Daily Volume (Round Turns, in Thousands)*

	2Q 2005	3Q 2005	4Q 2005	1Q 2006	2Q 2006
Interest rates	2,577	2,489	2,209	2,918	3,255
Equity E-mini	1,301	1,181	1,336	1,408	1,748
Equity standard-size	118	118	141	145	173
Foreign exchange	332	336	375	407	471
Commodities	52	56	56	80	81

Subtotal	4,380	4,180	4,117	4,958	5,728
TRAKRS	21	27	595	161	419

Total	4,401	4,207	4,712	5,119	6,147

Open outcry	1,210	1,263	1,107	1,467	1,657
Electronic (including TRAKRS)	3,144	2,897	3,556	3,595	4,441
Privately negotiated	47	47	49	57	49

Total	4,401	4,207	4,712	5,119	6,147

Transaction Fees (in Thousands)*

	2Q 2005	3Q 2005	4Q 2005	1Q 2006	2Q 2006
Interest rates	$83,429	$79,955	$70,840	$89,194	$97,768
Equity E-mini	57,185	53,255	59,427	62,183	76,889
Equity standard-size	10,087	10,657	12,823	12,859	15,493
Foreign exchange	28,796	29,079	29,442	31,616	33,212
Commodities	3,054	3,364	3,457	4,737	4,673

Subtotal	182,551	176,310	175,989	200,589	228,035
TRAKRS	17	20	468	208	384

Total	$182,568	$176,330	$176,457	$200,797	$228,419

Open outcry	$36,190	$37,438	$35,677	$43,406	$50,067
Electronic (including TRAKRS)	135,429	127,812	129,088	144,776	166,741
Privately negotiated	10,949	11,080	11,692	12,615	11,611

Total	$182,568	$176,330	$176,457	$200,797	$228,419

Average Rate Per Contract (RPC)*

	2Q 2005	3Q 2005	4Q 2005	1Q 2006	2Q 2006
Interest rates	$0.506	$0.502	$0.509	$0.493	$0.477
Equity E-mini	0.687	0.705	0.706	0.712	0.698
Equity standard-size	1.336	1.410	1.443	1.431	1.421
Foreign exchange	1.357	1.353	1.246	1.253	1.119
Commodities	0.909	0.937	0.975	0.953	0.921

Average (excluding TRAKRS)	$0.651	$0.659	$0.678	$0.652	$0.632
TRAKRS	0.012	0.011	0.012	0.021	0.015
Overall average RPC	$0.648	$0.655	$0.594	$0.633	$0.590
Open outcry	$0.467	$0.463	$0.512	$0.477	$0.480
Electronic (including TRAKRS)	0.673	0.690	0.576	0.650	0.597
Electronic (excluding TRAKRS)	0.678	0.696	0.690	0.679	0.657
Privately negotiated	3.615	3.674	3.759	3.583	3.785

Overall average RPC	$0.648	$0.655	$0.594	$0.633	$0.590

*	Note: All volume, transaction fee data, and rate per contract information exclude CME Auction Markets™ products.

# # #

06-107